UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANCORP.

(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 East Fifth Street, Suite 900, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

FIRST FINANCIAL BANCORP. 2026 STOCK PLAN

(Full title of the plan)

Karen B. Woods, Esq.
General Counsel and Chief Administrative Officer
First Financial Bancorp.
255 East Fifth Street, Suite 2900

With copies to:

Alexander L. Mounts
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204

(Name and address of agent for service)

(877) 322-9530

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

SEC 1398 (1-22)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

On May 26, 2026, at the First Financial Bancorp (“Company”) 2026 annual meeting of shareholders, the Company’s shareholders approved the First Financial Bancorp. 2026 Stock Plan (the “Plan”) upon the recommendation of the Company’s Board of Directors. This Registration Statement is filed to register 3,850,000 common shares, no par value, reserved for issuance under the Plan.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of the Company’s common stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation or similar transaction.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants of the First Financial Bancorp. 2026 Stock Plan, as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). The documents containing the information specified in Part I and Part II will delivered to the participants in the Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities Exchange Commission (“Commission”) are incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”):

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 19, 2026;

(b) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the Commission on May 8, 2026;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on January 2, 2026 and April 23, 2026 (other than any portions of such reports furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or corresponding information and any exhibits related to such items); and

(d) the description of the Company’s Securities filed as Exhibit 4.19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 21, 2020, including any amendment or report filed for the purpose of updating such description.

2 of 7

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (excluding any portions of such reports furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information) and any exhibits related to such items, unless such portions are expressly incorporated by reference). Notwithstanding the foregoing, no report of the Compensation Committee of the Board of Directors of the Company, no report of the Audit Committee of the Board of Directors of the Company and no performance graph included in any Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference, and to the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is “furnished” to, rather than “filed” with, the SEC, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Company is an Ohio corporation. Under Section 1701.13(E)(1) of the Ohio General Corporation Law (“OGCL”), directors, officers, employees and agents of an Ohio corporation have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them in any action, suit or proceeding to the extent they are successful, on the merits or otherwise, in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding.

Section 1701.13(E)(1) of the OGCL permits a corporation to indemnify its directors, officers, employees or agents or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than actions by or in the right of a corporation or derivative actions, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.

Under Section 1701.13(E)(2) of the OGCL, a corporation may also provide indemnification in actions by or in the right of a corporation or in derivative actions for expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions. A corporation may not indemnify a director, officer, employee or agent in actions by or in the right of the corporation or derivative actions for expenses (including attorneys' fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person's duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity as the court deems proper. In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL.

3 of 7

Section 1701.13(E)(5) of the OGCL permits a corporation to pay expenses (including attorneys' fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation's directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E)(6) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation's articles or regulations, any agreement, a vote of the corporation's shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E)(7) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The foregoing discussion is necessarily subject to the complete text of Section 1701.13(E) of the OGCL, which provides for indemnification of directors, officers and other parties in certain circumstances, and is qualified in its entirety by reference thereto. Article SIXTH of the Amended and Restated Articles of Incorporation of the Company, as amended, provides that each person who is or was a director, officer, employee or agent of the Company shall be indemnified by the Company to the full extent permitted by the OGCL against any liability, cost or expense incurred by such person in such capacity, or arising out of such person's status as a director, officer, employee or agent of the Company. Article IV of the Amended and Restated Regulations of the Company, as amended, provides that the Company shall, to the full extent permitted by the OGCL, indemnify all persons whom it may indemnify.

The Company maintains insurance policies under which directors and officers of the Company and its subsidiaries are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company or its subsidiaries.

4 of 7

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits or incorporated by reference into this Registration Statement on Form S-8:

Exhibit No.	Description

3.1	Amended Articles of Incorporation of First Financial Bancorp (reflecting all amendments filed with the Ohio Secretary of State) [for purposes of Commission reporting compliance only - not filed with the Ohio Secretary of State] (filed as exhibit 3.2 to the Form S-3 on July 31, 2014 and incorporated hereby by reference)(File No. 333-197771).

3.2	Amended and Restated Regulations of First Financial Bancorp, amended as of July 28, 2015 (filed as Exhibit 3.1 to the Form 8-K filed on July 29, 2015 and incorporated herein by reference) (File No. 000-34762).

5.1	Opinion of Krieg DeVault LLP *

23.1	Consent of Crowe LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Krieg DeVault LLP (included in Exhibit 5.1) *

24.1	Power of Attorney (contained on signature page) *

99.1	First Financial Bancorp. 2026 Stock Plan (filed as Annex A to Company’s Proxy Statement filed on April 16, 2026, and incorporated herein by reference). (File No. 001-34762).

107	Filing Fee Table. *

* Filed herewith.

5 of 7

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table attached to this Registration Statement as Exhibit 107;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6 of 7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 26, 2026.

First Financial Bancorp.

By:	/s/ Karen B. Woods
Karen B. Woods
General Counsel and Chief Administrative Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Anderson, and Karen B. Woods, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on May 26, 2026.

/s/ Archie M. Brown	/s/ James M. Anderson
Archie M. Brown Director, President, and Chief Executive Officer (Principal Executive Officer)	James M. Anderson Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer)

/s/ Scott T. Crawley	/s/ Claude E. Davis
Scott T. Crawley Senior Vice President and Controller (Principal Accounting Officer)	Claude E. Davis Chairman of the Board Director

/s/ Anne L. Arvia	/s/ Vincent A. Berta
Anne L. Arvia Director	Vincent A. Berta Lead Independent Director

/s/ William J. Kramer	/s/ Dawn C. Morris
William J. Kramer Director	Dawn C. Morris Director

/s/ Thomas M. O’Brien	/s/ Andre T. Porter
Thomas M. O’Brien Director	Andre T. Porter Director

/s/ Maribeth S. Rahe	/s/ Gary W. Warzala
Maribeth S. Rahe Director	Gary W. Warzala Director

7 of 7